Exhibit 2.1
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment to the Asset Purchase Agreement (“Amendment”), dated as of December 30, 2019, is entered into by and among University Health Care, Inc., d/b/a Passport Health Plan, a Kentucky nonprofit corporation (“Passport”), Passport Health Solutions, LLC, a Kentucky nonprofit limited liability company (“PHS I,” and together with Passport, the “Seller”), Justify Holdings, Inc., a Kentucky corporation (“Buyer”), and Evolent Health, Inc. (“Evolent”).
RECITALS
WHEREAS, the Parties hereto entered into that certain Asset Purchase Agreement, dated as of May 28, 2019 (the “Purchase Agreement”); and
WHEREAS, pursuant to Section 10.5 of the Purchase Agreement, the Parties hereto desire to amend the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:
AGREEMENT

1.	Definitions. Unless otherwise defined in this Amendment, all capitalized terms have the meanings set forth in the Purchase Agreement.

2.	Amendment to Purchase Agreement. The Purchase Agreement hereby is amended as follows:

(a)	Paragraph A of the Recitals to the Purchase Agreement is hereby amended and restated in its entirety as follows:

A.
Seller operates a business that administers and delivers Medicaid managed care benefits in the Commonwealth of Kentucky (the “Medicaid Business”) through contracts with the Kentucky Cabinet for Health and Family Services (“CHFS”), and a business that administers and delivers managed care benefits in the Commonwealth of Kentucky through the D-SNP Contract (the “D-SNP Business” and together with the Medicaid Business, the “Business”).

(b)	Exhibit 1.6(b)(iii) to the Purchase Agreement hereby is amended and restated in its entirety as set forth on Exhibit 1.6(b)(iii) hereto.

(c)	Section 5.17 of the Purchase Agreement is hereby amended and restated as follows:

Section 5.17    Tail Insurance. Prior to the Closing, Seller shall obtain “tail” insurance policies for each Seller insurance policy that is a “claims-made” policy, with respect to all matters occurring prior to Closing naming Buyer as an additional insured, which tail insurance shall be for an extended six-year reporting period and contain terms and conditions no less advantageous than are contained in such current insurance policy and shall cover each Person covered by such policy as of immediately prior to Closing. All premiums and costs incurred with respect to such tail insurance coverage shall be deemed Transaction Expenses.

(d)	Article V of the Purchase Agreement hereby is amended to add the following Section 5.18.

Section 5.18    D-SNP Business.

(a)
Notwithstanding anything herein to the contrary, in the event that all conditions of the Parties to Closing set forth in Article VII are satisfied (other than the Owned Real Property Closing Conditions) except that (i) Buyer has not been certified by CMS as a Medicare Advantage Organization, (ii) the D-SNP Contract has not been assigned and/or novated to Buyer and (iii) any other necessary Governmental Authorization has not been obtained that is necessary for the transfer of the D-SNP Business from Seller to Buyer ((i), (ii) and (iii), collectively, the “D-SNP Closing Conditions”), then the Closing shall occur as contemplated hereby except that any assets exclusively related to the D-SNP Business, including the D-SNP Contract and any regulatory capital required to be maintained by Seller with respect to the D-SNP Business by any Governmental Authority (the “D-SNP Assets”), or any Liabilities exclusively relating to the D-SNP Business (such Liabilities, the “D-SNP Liabilities”) shall not be conveyed, transferred, assigned or delivered by Seller to Buyer at Closing and instead will be retained by Seller until such time as the D-SNP Closing Conditions are satisfied at which point the D-SNP Assets will be conveyed, transferred, assigned and delivered to Buyer for no additional consideration (the “D-SNP Closing”). For the avoidance of doubt, until the D-SNP Closing occurs, any D-SNP Assets will remain Excluded Assets and any D-SNP Liabilities will remain Excluded Liabilities. Following the D-SNP Closing, such D-SNP Assets and D-SNP Liabilities will be Acquired Assets and Assumed Liabilities from and after the D-SNP Closing, but only to the extent such D-SNP Assets and D-SNP Liabilities would have been Acquired Assets and Assumed Liabilities had the D-SNP Closing occurred at the Closing. Any D-SNP Assets transferred to Buyer at the D-SNP Closing will be transferred free and clear of any Encumbrances. The D-SNP Closing will be effective as of 12:01 a.m. on the date of the D-SNP Closing. At the D-SNP Closing, if applicable, Seller will deliver to Buyer (x) the Bill of Sale to Buyer with respect to the D-SNP Assets and D-SNP Liabilities duly executed by Seller, (y) an officer’s certificate of Seller certifying to the satisfaction of the conditions set in Section 7.1(a) and Section 7.1(b) as of the D-SNP Closing solely with respect to the D-SNP Business and the incumbency of the officers of Seller executing the foregoing Bill of Sale and (z) a good standing certificate of Seller from the Commonwealth of Kentucky dated within ten (10) Business Days prior to the D-SNP Closing.

(b)
In the event the Closing occurs but the D-SNP Closing has not occurred, at Closing, Buyer and Seller will enter into the Administrative Services Agreement attached hereto as Exhibit 5.18(b)(i) (the “ASA”) and the Indemnity Reinsurance Agreement attached hereto as Exhibit 5.18(b)(ii) (the “RA”), provided that the Parties agree to make such changes, if any, to the ASA and RA as may be required by the DOI.

(c)	In the event the Closing occurs but the D-SNP Closing has not occurred, the covenants in Article V, to the extent applicable, will apply mutatis mutandis to the D-SNP Business and the D-SNP Closing.

(d)
In the event the D-SNP Closing has not occurred by December 31, 2020, Seller shall use commercially reasonable efforts to promptly exit the D-SNP Business and cease offering a D-SNP plan and in any event on or before March 31, 2021.

(e)	Article V of the Purchase Agreement hereby is amended to add the following Section 5.19.

Section 5.19    Owned Real Property.

(a)
Notwithstanding anything herein to the contrary, in the event that all conditions of the Parties to Closing set forth in Article VII are satisfied (other than the D-SNP Closing Conditions) except that (i) the Owned Real Property and Improvements, together with all covenants, rights, options, easements, hereditaments, appurtenances and privileges related thereto, are not able to be transferred to Buyer free and clear of any Encumbrances securing Indebtedness of Seller or any other Person, and (ii) Buyer has not received (or at such Closing will not have received) an owner’s policy of title insurance and a survey with respect to the Owned Real Property, in each case in a form and substance satisfactory to Buyer (the “Owned Real Property Closing Conditions”), then the Closing shall occur as contemplated hereby except that the assets set forth on Exhibit 5.19(a) (the “Owned Real Property Assets”; the Acquired Assets, excluding the Owned Real Property Assets and the D-SNP Assets, are referred to herein as the “Medicaid Assets”) and any Liabilities exclusively related to the Owned Real Property Assets (the “Owned Real Property Liabilities”) shall not be conveyed, transferred, assigned or delivered by Seller to Buyer at Closing and the Cash Purchase Price otherwise payable by Buyer to Seller at Closing pursuant to Section 1.6(b)(ii) shall be reduced by $16,179,693.45 (the “Owned Real Property Consideration”). In such an event, at Closing, Buyer and Seller shall enter into an escrow agreement (the “Escrow Agreement”) with U.S. Bank National Association (the “Escrow Agent”), which such Escrow Agreement shall provide for the release of Owned Real Property Consideration by the Escrow Agent upon receipt of written instructions of Buyer delivered in accordance with the terms of this Section 5.19 (“Written Instructions”) or otherwise upon receipt of a judgment of a court of competent jurisdiction and that Buyer is the owner of escrow account, and Buyer, at Closing, shall deposit the Owned Real Property Consideration into an escrow account maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement. Subject to Section 5.19(b), upon satisfaction of the Owned Real Property Closing Conditions, the Owned Real Property Assets will be conveyed, transferred, assigned and delivered to Buyer free and clear of all Encumbrances (the “Owned Real Property Closing”), and Buyer shall execute and deliver Written Instructions to the Escrow Agent releasing the Owned Real Property Consideration (together with any earnings thereon) to Seller. For the avoidance of doubt, until the Owned Real Property Closing occurs, the Owned Real Property Assets will remain Excluded Assets and the Owned Real Property Liabilities will remain Excluded Liabilities. Following the Owned Real Property Closing, such Owned Real Property Assets and Owned Real Property Liabilities (exclusive, for the avoidance of doubt, of the Liabilities designated as Excluded Liabilities on Exhibit 5.19(a)) will be Acquired Assets and Assumed Liabilities from and after the Owned Real Property Closing, but only to the extent such Owned Real Property Assets and Owned Real Property Liabilities would have been Acquired Assets and Assumed Liabilities had the Owned Real Property Closing occurred at the Closing. The Owned Real Property Closing will be effective as of 12:01 a.m. on the date of the Owned Real Property Closing. At the Owned Real Property Closing, if applicable, Seller will deliver to Buyer (x) a duly executed and recordable special warranty deed in form and substance satisfactory to Buyer and all other instruments and documents reasonably requested by Buyer or Buyer’s title company to issue to Buyer an owner’s policy of title insurance for the Owned Real Property, in each case, in a form and substance reasonably acceptable to Buyer, together with the other Owned Real Property Assets, (y) an officer’s certificate of Seller certifying to the satisfaction of the conditions set in Section 7.1(a) and Section 7.1(b) as of the Owned Real Property Closing solely with respect to Owned Real Property Assets and Owned Real Property Liabilities being transferred at the Owned Real Property Closing and the incumbency of the officers of Seller executing any instruments of transfer and (z) a good standing certificate of Seller from the Commonwealth of Kentucky dated within ten (10) Business Days prior to the Owned Real Property Closing.

(b)
In the event that the Owned Real Property Assets are not transferred at Closing pursuant to this Section 5.19, then the following shall apply until such time as the Owned Real Property Assets are transferred to Buyer at the Owned Real Property Closing:

(i) In the event that Buyer’s risk-based capital is below Regulatory Action Level RBC as a result of the Owned Real Property Assets not being transferred to Buyer at Closing and the DOI makes a determination that the Buyer’s risk based capital is below Regulatory Action Level RBC, then Buyer shall execute and deliver Written Instructions to the Escrow Agent directing the Escrow Agent to release the Owned Real Property Consideration to Buyer. The foregoing release to Buyer shall not relieve Buyer of its obligation to pay to Seller the Owned Real Property Consideration at the Owned Real Property Closing; provided, however, at the Owned Real Property Closing, Seller shall retain an amount of proceeds with respect to that certain promissory note included in the Owned Real Property Assets equal to the Owned Real Property Consideration and any proceeds received with respect to such promissory note in excess of the Owned Real Property Consideration will be transferred by Seller to Buyer as an Owned Real Property Asset at the Owned Real Property Closing (it being understood and agreed that retention of such proceeds by Seller will satisfy Buyer’s obligation in full to pay the Owned Real Property Consideration to Seller).

(ii) The covenants in Article V, to the extent applicable, will apply mutatis mutandis to the Owned Real Property Assets, the Owned Real Property Liabilities and the Owned Real Property Closing.

(c)
In the event the Owned Real Property Closing has not occurred by December 31, 2020, then Buyer and Seller shall negotiate in good faith to reach a mutually acceptable agreement with respect to the disposition and/or transfer of the Owned Real Property Assets.

(f)	The defined term “D-SNP Contract” set forth on Annex A to the Agreement is hereby amended and restated in its entirety as follows:

“D-SNP Contract” means Passport’s current Dual Eligible Special Needs Plans contract with CMS and Passport’s State Medicaid Agency Agreement for Medicare Advantage Dual Special Needs Plan with the Commonwealth of Kentucky, Department for Medicaid Services, in each case as amended, supplemented and renewed from time to time, pursuant to which Passport operates the D-SNP Business.
“Regulatory Action Level RBC” has the meaning set forth in KRS § 304.380-070 and 806 KAR 38:100.

3.
Full Force and Effect. Unless and except to the extent specifically altered by this Amendment, the Purchase Agreement, as originally executed, remains unchanged and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same document. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of an original for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

5.
Notices. Seller hereby directs that any notices to Seller pursuant to Section 10.3 of the Agreement shall be made to Seller c/o University Health Care, Inc. (email: Shawn.Elman@passporthealthplan.com).

[Remainder of Page Intentionally Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
Seller:
University Health Care, Inc.

By:    /s/ Scott A. Bowers
Name:    Scott A. Bowers
Its:    Chief Executive Officer and Secretary
Passport Health Solutions, LLC

By:    /s/ Scott A. Bowers
Name:    Scott A. Bowers
Its:    President and Manager

Buyer:
Justify Holdings, Inc.

By:    /s/ Jonathan Weinberg
Name:    Jonathan Weinberg
Its:    General Counsel and Secretary

Evolent:
Evolent Health, Inc.

By:    /s/ Jonathan Weinberg
Name:    Jonathan Weinberg
Its:    General Counsel and Secretary